EXECUTION VERSION

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TWENTY-FOURTH SENIOR NOTES SUPPLEMENTAL INDENTURE (this “Senior Notes Supplemental Indenture”) dated as of December 18, 2014 among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”), the affiliate of the Issuers party hereto (the “Additional Senior Note Guarantor”), and The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent, registrar and transfer agent, to the indenture dated as of February 1, 2011, as amended or supplemented (the “Senior Notes Indenture”), in respect of the issuance of an aggregate principal amount of $1,000,000,000 of 8.250% Senior Notes due 2021 (the “Senior Notes”).

W I T N E S S E T H :

WHEREAS pursuant to Section 4.11 of the Senior Notes Indenture, each Restricted Subsidiary (unless such Subsidiary is an Issuer, a Senior Note Guarantor or a Receivables Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness under any Credit Agreement is required to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee payment and the other obligations of the Issuers under the Senior Notes and the Senior Notes Indenture;

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WHEREAS pursuant to Section 9.01(a)(vi) of the Senior Notes Indenture, the Trustee, BP I and the Issuers are authorized (i) to amend the Senior Notes Indenture to add a Senior Note Guarantor with respect to any Senior Note and (ii) to execute and deliver this Senior Notes Supplemental Indenture;

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Notes Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Senior Note Guarantor covenants and agrees for the equal and ratable benefit of the Trustee and the Holders of the Senior Notes as follows:

1. Guarantee. The Additional Senior Note Guarantor hereby jointly and severally with all other Senior Note Guarantors unconditionally guarantees the Issuers’ obligations under the Senior Notes and the Senior Notes Indenture on the terms and subject to the conditions set forth in Article X of the Senior Notes Indenture and agrees to be bound by all other applicable provisions of the Senior Notes Indenture.

2. Ratification of Senior Notes Indenture; Senior Notes Supplemental Indenture Part of Senior Notes Indenture. Except as expressly amended hereby, the Senior Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Senior Notes Supplemental Indenture shall form a part of the Senior Notes Indenture for all purposes, and every holder of a Senior Note heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SENIOR NOTES SUPPLEMENTAL
INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THE ADDITIONAL SENIOR NOTE GUARANTOR AGREES TO SECTION 13.09 OF THE INDENTURE, INCLUDING WITH RESPECT TO SUBMISSION TO JURISDICTION, WAIVER OF OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND PURSUANT TO SECTION 13.08, THE WAIVER OF ANY RIGHT TO TRIAL BY JURY.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Senior Notes Supplemental Indenture.

5. Duplicate Originals. The parties may sign any number of copies of this Senior Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

7. No Adverse Interpretation of Other Agreements. This Senior Notes Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Senior Notes Supplemental Indenture.

8. No Recourse Against Others. No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of any Senior Note Guarantor, will have any liability for any obligations of the Issuers under the Senior Notes, this Senior Notes Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for the guarantee of the obligations under the Senior Notes and the Senior Notes Indenture by the Additional Senior Note Guarantor. The waiver may not be effective to waive liabilities under the federal securities laws.

9. Indemnity. (a) The Issuers, BP I and the Additional Senior Note Guarantor executing this Senior Notes Supplemental Indenture, subject to Section 10.08 of the Senior Notes Indenture, jointly and severally, shall indemnify the Trustee and each Agent (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Senior Notes Supplemental Indenture or a Senior Note Guarantee provided herein against the Issuers, BP I or the Additional Senior Note Guarantor (including this Section) and defending itself against or investigating any claim (whether asserted by the Issuers, BP I, the Additional Senior Note Guarantor, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Senior Notes or the removal or resignation of the Trustee or the applicable Agent. The Trustee or the applicable Agent shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof;provided, however, that any failure so to notify the Issuers shall not relieve any of the Issuers, BP I or the Additional Senior Note Guarantor executing this Senior Notes Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Additional Senior Note Guarantor, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense

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incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.

(b) To secure the payment obligations of the Issuers, BP I and the Additional Senior Note Guarantor in this Section, the Trustee shall have a Lien prior to the Senior Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on the Senior Notes.

10. Successors and Assigns. All covenants and agreements of the Issuers and the Additional Senior Note Guarantor in this Senior Notes Supplemental Indenture and the Senior Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Senior Notes Supplemental Indenture shall bind its successors and assigns.

11. Severability. In case any one or more of the provisions contained in this Senior Notes Supplemental Indenture or the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Senior Notes Supplemental Indenture or the Senior Notes.

12. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

if to any of the Issuers or the Additional Senior Note Guarantor:

Level 22
20 Bond Street,
Sydney, NSW 2000, Australia Attn: Helen Golding
Fax: +6192686693 helen.golding@rankgroup.co.nz

and

if to the Trustee, Principal Paying Agent, Transfer Agent or Registrar:

The Bank of New York Mellon 101 Barclay Street 7-E
New York, NY 10286
Attn: International Corporate Trust Fax: (724) 540-6328 catherine.donohue@bnymellon.com lesley.daley@bnymellon.com

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13. Amendments and Modification. This Senior Notes Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Senior Notes Indenture and by written agreement of each of the parties hereto.

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IN WITNESS WHEREOF, the parties here have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.